CONSENT OF EXPERT
FILED BY SEDAR

April 15, 2009

Ontario Securities Commission (Principal Regulator)
British Columbia Securities Commission
Manitoba Securities Commission
Alberta Securities Commission
Autorité des marches financiers
New Brunswick Securities Commission
Nova Scotia Securities Commission
Saskatchewan Securities Commission
Registrar of Securities Prince Edward Island
Securities Commission of Newfoundland and Labrador
Western Goldfields Inc.
New Gold Inc.

Dear Sirs/Mesdames:

RE: The management information circular supplement for Western Goldfields Inc. and New Gold Inc. dated April 8, 2009 (the "Supplement")

Pursuant to Section 8.3 of National Instrument 43-101 *Standards of Disclosure for Mineral Projects*, this letter is being filed as the consent of Michael G. Hester, FAusIMM, Vice President and Principal Mining Engineer, of Independent Mining Consultants, Inc., to extracts from, or a summary of, "Technical Report On The Mesquite Mine Expansion Feasibility Study, Imperial County, California." dated August 6, 2006 (the "Report") contained in the Supplement or incorporated by reference therein.

I hereby confirm that I have read the Supplement, including the written technical disclosure contained in the Supplement or incorporated by reference therein, and that it fairly and accurately represents the information in the Report that supports the disclosure.

Sincerely,

"Michael G. Hester"

Michael G. Hester, FAusIMM
Vice President and Principal Mining Engineer
Independent Mining Consultants, Inc.